Exhibit(i)


                               CONSENT OF COUNSEL




         We hereby consent to the use of our name and to the references to our Firm under the caption "Counsel" included in the Statement of Additional Information that is included in Post-Effective Amendment No. 33 (File No. 2-87336) and Amendment No. 35 (File No. 811-3883) to the Registration Statement on Form N-1A of Flag Investors Communications Fund, Inc.



/s/ Willkie Farr & Gallagher


February 28, 2003
New York, New York

February 28, 2003





Flag Investors Communications Fund, Inc.
One South Street
Baltimore, Maryland 21202

         Re: Post-Effective Amendment No. 33 to Registration Statement (Securities Act File No. 2-87336; Investment Company Act File No. 811-3883)
                  --------------------------------------------------------------

Ladies and Gentlemen:

You have requested us, as counsel to Flag Investors Communications Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, to furnish you with this opinion in connection with the Fund's filing of Post-Effective Amendment No. 33 to its Registration Statement on Form N-1A (the "Amendment").

As to the various questions of fact material to the opinion expressed herein we have relied upon and assumed the genuineness of the signatures on, the conformity to originals of, and the authenticity of, all documents, including but not limited to certificates of officers of the Fund, submitted to us as originals or copies, which facts we have not independently verified. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Amendment.

Based on the foregoing, we are of the opinion that the shares of common stock of the Fund, when duly sold, issued and paid for in accordance with the laws of applicable jurisdictions and the terms of the Fund's Prospectus and Statement of Additional Information included as part of the Amendment, will be valid, legally issued, fully paid and non-assessable.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Maryland, and to the extent that any opinion expressed herein involves the law of the State of Maryland, such opinion should be understood to be based solely upon our review of the documents referred to above, the published statutes of the State of Maryland, and where applicable, published cases, rules or regulations of regulatory bodies of the State of Maryland. We assume no obligation to revise or supplement this opinion should the present laws

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February 28, 2003
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of such jurisdictions be changed by legislative action, judicial decision or otherwise. This opinion is rendered as of the date hereof, and we express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of changes of circumstances or events which occur subsequent to this date.

We hereby consent to the filing of this opinion as an exhibit to the Amendment. We are furnishing this opinion solely for your benefit and this opinion may not be relied upon by any other person without our prior written consent.


Very truly yours,



/s/ Willkie Farr & Gallagher